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                               SECRETARY'S CERTIFICATE


I, John J. Morris, Secretary of Lincoln Benefit Life Company, a Nebraska corporation (this "Company"), do hereby certify that the Board of Directors of this Corporation, by a unanimous written consent dated August 3, 1992, adopted the following resolution and that said resolution is in full force and effect:

          RESOLVED, that the officers of this Company be, and they hereby are, authorized to establish the Variable Annuity Account ("Separate Account") in accordance with the insurance laws of the State of Nebraska, to provide the investment medium for contracts to be issued by this Company ("Contracts") as may be designated as participating therein. The Separate Account shall receive, hold, invest and reinvest only the monies arising from: (1) premiums, contributions or payments made pursuant to Contracts participating therein; (2) such assets of this Company as may be deemed necessary for the orderly operation of such Separate Account; and (3) the dividends, interest and gains produced by the foregoing; and

          RESOLVED FURTHER, that the Separate Account may be divided into various sub-accounts as determined necessary by the officers of this Company to fund the Contracts. Purchase payments (net of any applicable deductions) remitted to this Company under the Contract allocated to the Separate Account shall be allocated to the Separate Account or appropriate sub-account in accordance with the terms of the Contracts. The Separate Account or each sub-account, in turn, shall invest in the shares of a registered management investment company (or one or more registered management investment companies, or designated investment series thereof), as specified for investment by it, at a net asset value per share next to be determined following receipt of an order for purchase by such sub-account. To the extent that such registered management investment company, or companies, establish additional investment series, the officers of this Company are empowered and authorized to establish such additional sub-accounts to the Separate Account as there are additional investment series, with each such sub-account to invest solely in the shares of a specified additional investment series; and

          RESOLVED FURTHER, that the income, gains and losses of the Separate Account shall be credited to or charged solely against the assets held in the Separate Account, without regard to any other income arising out of other business that this Company may conduct. The assets of such Separate Accounts shall not be chargeable with the liabilities arising out of any other business that this Company may conduct; and

          RESOLVED FURTHER, that the income (including capital gains, or losses, if any) of each account or sub-account shall be credited to or charged against the assets held in that account or sub-account in accordance with the terms of the Contracts funded therein, without regard to other income of the remaining account or sub-accounts or arising out of any other business that this Company may conduct. The assets of each sub-account shall not be chargeable with liabilities arising out of the business conducted by another sub-account, nor shall a sub-account be chargeable with liabilities arising out of any other business that this Company may conduct; and

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          RESOLVED FURTHER, that the officers of this Company be, and they hereby are, authorized:

               (i) to take whatever actions are necessary to register the Contracts under the provisions of the Securities Act of 1933 to the extent that they determine that such registration is necessary;

               (ii) to take whatever actions are necessary to register the Separate Account under the provisions of the Investment Company Act of 1940 to the extent that they determine that such registration is necessary;

               (iii) to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including such pre-effective and post-effective amendments), supplements and exhibits thereto as they may deem necessary or desirable;

               (iv) to apply for exemption from those provisions of the aforementioned Acts and the rules promulgated thereunder as they may deem necessary or desirable and to take any and all other actions which they may deem necessary, desirable or appropriate in connection with such Acts;

               (v) to take whatever actions are necessary to assure that the Contracts are filed with the appropriate state insurance regulatory authorities and to prepare and execute all necessary documents to obtain approval of the insurance regulatory authorities;

               (vi) to prepare or have prepared and executed all necessary documents to obtain approval of, or clearance with, or other appropriate actions required by, any other regulatory authority that may be necessary in connection with the foregoing matters;

               (vii) to enter into agreements with appropriate entities for the provision of administrative and other required services on behalf of the Separate Account and for the safekeeping of assets of such Separate Account; and

          RESOLVED FURTHER, that the form of any resolutions required by any state authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as fully set forth herein if (i) in the opinion of the officers of this Company the adoption of the resolutions is advisable; and (ii) the Corporate Secretary or Assistant Secretary of this Company evidences such adoption by inserting into these minutes copies of such resolutions; and

          RESOLVED FURTHER, that the officers of this Company and each of them are hereby authorized to prepare and to execute the necessary documents and to take such further actions as may be deemed necessary or appropriate, in their discretion, to implement the purpose of the foregoing resolutions.

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          RESOLVED FURTHER, that this resolution replaces the resolution authorizing the establishment of a Variable Annuity Separate Account passed by this board on May 17, 1990.

          Standards of Suitability regarding the purchase of variable annuity policies need to be adopted by the Board.

          RESOLVED, that no recommendation shall be made to an applicant to purchase a variable annuity policy and no variable annuity shall be issued in the absence of reasonable grounds to believe that the purchase of such policy is not unsuitable for such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Company or to the agent making the recommendation.

     IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Company and affixed the corporate seal this 7th day of February, 1994.



                                             /s/John J. Morris
                                        -----------------------------------
                                        John J. Morris, Secretary




(SEAL)